Exhibit 10.14

AIRPORT LEASE AND OPERATING AGREEMENT

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

This AIRPORT LEASE AND OPERATING AGREEMENT (“Agreement”) is made as of this ____ day of June, 2018, by and between the Town of Nantucket (“Town”) acting by and through the Nantucket Memorial Airport Commission, a commission established pursuant to Massachusetts General Laws Chapter 90, Section 51E, as amended (the “Commission”), with a principal place of business at 14 Airport Road, Nantucket, MA 02554, and Fly Blade, Inc. (“Tenant”), having a mailing address of 499 East 34th Street, New York, NY 10016. Massachusetts General Laws Chapter 90, Sections 39G and 51E authorize the Commission to exercise the custody, care and management of the Nantucket Memorial Airport (“Airport”) located in Nantucket, Massachusetts. Further, Massachusetts General Laws Chapter 90, Sections 39G, 51F and 51H authorize the Commission to enter into leases or agreements and to determine the charges or rentals for the use of any properties, facilities, installations, landing fees, concessions, uses and services and to determine the terms and conditions under which contracts may be executed by the Commission on behalf of the Town of Nantucket.

In consideration of the above and of the covenants and conditions herein set forth, the Commission and Tenant agree as follows:

Article 1. LEASE DATA, DEFINITIONS AND ATTACHMENTS

1.1 Lease Data.

Landlord:	Nantucket Memorial Airport Commission
14 Airport Road
Nantucket, MA 02554
	Attn:	Airport Manager
(508) 325-5300

Tenant:	Fly Blade, Inc.
499 East 34th Street
New York, NY 10016
	Attn:	Melissa Tomkiel

Premises:	Approximately 5,073 rentable square feet, in the building located at 14 Airport Road, Nantucket, MA, with the right to use 2 parking spaces and approximately 900 square feet airside (unpaved), as more particularly shown on the Plan attached hereto as Exhibit A.

Permitted Use:	Airport passenger greeting service and business operations in support of Aeronautical Activities, as further described in Section 6.1. The Premises shall only be used for Aeronautical Activities only.

Base Rent:	[***] annually or [***] monthly.

Annual Business Fee:	[***] per year.

Commencement Date:	[***]

Expiration Date	[***]

Term:	[***]

Options to Extend:	[***]

Security Deposit:	[***]

Operator Security Deposit:	[***]

1.2           Defined Terms. As used herein, the following terms shall have the meanings set forth below:

“Aeronautical Activities” means any activity that involves, makes possible, or is required for the operation of aircraft or that contributes to or is required for the safety of such operations. Activities within this definition, commonly conducted on airports, include, but are not limited to, the following: general and corporate aviation, air taxi and charter operations, scheduled and nonscheduled air carrier operations, pilot training, aircraft rental and sightseeing, aerial photography, crop dusting, aerial advertising and surveying, aircraft sales and services, aircraft storage, sale of aviation petroleum products, repair and maintenance of aircraft, sale of aircraft parts, parachute or ultralight activities, and any other activities that, because of their direct relationship to the operation of aircraft, can appropriately be regarded as aeronautical activities. Activities such as model aircraft and model rocket operations are not aeronautical activities.

“Air Carrier” means a carrier certificated by the Secretary of the U.S. Department of Transportation as a Passenger Carrier under 49 U.S.C. § 41102 or a Cargo Carrier under 49 U.S.C. § 41103.

“Claim” means any cost, claim, lien, damage, loss, expense, fee, fine, penalty, proceeding, judgment action, demand, cause of action, liability and suit of any kind and nature, including but not limited to, strict liability, personal or bodily injury, death or property damage.

“Clean-up” means performing, in accordance with, and to the extent required by, all Environmental Requirements and this Agreement (including, without limitation, Article 9) all necessary evaluation, investigation, testing, reporting, feasibility studies, risk assessments, removal, disposal, backfill, remediation, containment, capping, encapsulating and monitoring of Hazardous Materials on or emanating from the Premises.

“Common Areas” means those areas furnished in and about the Premises for the common and non-exclusive use of Tenant and the Commission and their officers, agents, employees, customers, invitees and licensees.

“Common Use Facilities” means those areas and facilities including, but not limited to, baggage areas, federal inspection services, gates, ramp areas, holdrooms, loading bridges and check-in counters and any equipment associated with these areas and facilities in the Airport, which may be furnished or designated by the Commission for use by more than one Air Carrier or tenant.

“Directives” means those requirements (a) generally applicable to tenants or invitees at the Airport issued in writing by the Commission; and (b) Notices to Airmen (“NOTAMs”), whether now existing or hereinafter enacted or promulgated, as they may be amended from time to time.

“Environmental Damages” means all Claims and expenses of defense of any Claim and of any settlement or judgment, including without limitation attorneys’, consultants’, contractors’, experts’, and laboratory fees, any of which are incurred at any time as a result of the existence of Hazardous Materials upon, about, or beneath the Premises or migrating or threatening to migrate to or from the Premises, or the existence of a violation of Environmental Requirements pertaining to the Premises, including, without limitation: (i) damages for personal or bodily injury, or injury to property or natural resources occurring upon or off the Premises, foreseeable or unforeseeable, including without limitation, interest and penalties and Claims brought on behalf of employees of Tenant or the Commission; (ii) interference with the Airport’s planned uses of the Premises; (iii) fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other fees incurred in connection with a Clean-up or a violation of Environmental Requirements, including without limitation those reasonably necessary to make full economic use of the Premises as part of the Airport for similar commercial purposes or otherwise expended in connection with the existence of Hazardous Materials; and (iv) liability to any third person or Regulatory Agency or other governmental agency to indemnify such person or agency for fees expended in connection with the items referenced in this definition, whether on or off the Airport.

“Environmental Requirements” means all applicable past, present and future Laws, licenses, approvals, plans, authorizations, concessions, franchises and similar items of all Regulatory Agencies and other governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, the State of Massachusetts and each of the political subdivisions of the United States and the State of Massachusetts, Commission Rules and Regulations relative to the occupancy of the Premises or the Airport regarding the environment and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment, wetlands, waters of the United States or the Commonwealth of Massachusetts, areas inhabited by endangered, threatened, or sensitive species, historic sites, the protection of public health, welfare or safety including, without limitation: (i) all requirements, including, but not limited to, those pertaining to a Clean-up or the reporting, licensing, permitting, investigation and remediation of emissions, discharges, Releases or threatened Releases of any Hazardous Materials or other contaminants or hazardous or toxic substances, materials, or wastes, whether solid, liquid or gaseous in nature; and (ii) all requirements pertaining to the protection of the health and safety of employees or the public.

“Hazardous Materials” means any substance whether solid, liquid, or gaseous in nature: (i) the presence of which requires Clean-up under any applicable Law; or (ii) which is or becomes defined as a hazardous waste, hazardous substance, hazardous material, solid waste, or contaminant under any applicable Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601-9675), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901-6992), the Clean Air Act (42 U.S.C. §§ 7401-7642), and the Clean Water Act (33 U.S.C. §§ 1251-1387), and Laws relating to stormwater discharges, including without limitation, 40 CFR Part 122; or (iii) the presence of which on the Premises causes or threatens to cause a nuisance upon the Premises or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons, Endangered, Threatened or Sensitive Species, or air, water, soil, or sediment on or about the Airport; or (iv) without limitation, which contains Gasoline, Fuel, other jet fuels or automotive fuels, diesel fuel, other petroleum hydrocarbons, natural gas liquids, polychlorinated biphenyls (PCBs), asbestos, or lead-based paint.

“Industry Standards” means industry best management practices applicable to the operation, maintenance and construction of airport terminals at similarly-sized airports in the United States.

“Laws” means all present and future applicable statutes, laws, ordinances, directions, building codes, orders of Regulatory Agencies, Directives, Rules and Regulations, and regulations, orders and requirements of all other governmental authorities including without limitation city, state, municipal, county, federal agencies and courts, and the FAA, and their departments, boards, bureaus, commissions and officials and such other authority as may have jurisdiction, including, but not limited to, Environmental Requirements.

“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or deposing into the environment, regardless of intent.

“Regulated Waste Removal” means exportation of a regulated waste requiring appropriate characterization, handling, transport and disposal.

“Regulatory Agency” means the Massachusetts Department of Environmental Protection; the United States Occupational Safety and Health Administration and Massachusetts Department of Industrial Accidents; the United States Environmental Protection Agency; the United States and Massachusetts Departments of Transportation; the FAA; and any other local, state, regional or federal governmental agency that issues any orders, directives, notices or other requirements concerning Hazardous Materials.

“Rules and Regulations” means the rules and regulations governing the conduct and operation of the Airport promulgated by the Commission.

1.3         Attachments. The following documents attached hereto or delivered separately to Tenant, as well as all drawings and documents prepared pursuant thereto, as hereby made a part hereof:

Exhibit A	Premises

Exhibit B	Airport Rates and Charges

Exhibit C	Monthly Operation Report

Exhibit D	Disclosure of Beneficial Interests

Any changes to the Exhibits that occur from time to time consistent with the terms of this Agreement shall be reflected in revised Exhibits provided by the Commission to Tenant. Such revised Exhibits shall be deemed to be effective without requiring a formal amendment to this Agreement.

Article 2. TERM

2.1          Term. The term (“Term”) of this Agreement shall commence on the Commencement Date and shall expire on the Expiration Date, unless extended or sooner terminated in accordance with this Agreement.

2.2          Option to Extend. Provided that Tenant has not been in default of the terms of this Agreement, and is not in default at the time Tenant exercises its option, Tenant shall have the option to extend this Agreement for [***] on the same terms and conditions contained in this Agreement by providing written notice to the Commission within 90 days of the expiration of the Term; provided, however, that the Term shall be amended to reflect the addition of such extension term, and the Rent shall be amended to reflect such new rates, fees and charges as the Commission and Tenant agree shall be payable during the extended Term; and provided, further, that all such amendments to the Agreement as a result of the Tenant’s exercise of the option described in this Section 2.2 shall be by way of a mutually acceptable written amendment to this Agreement executed by the Commission and Tenant.

2.3          Reserved.

2.4          Surrender. Unless the Term of this Agreement is extended pursuant to Section 2.2, Tenant shall, at the expiration or earlier termination of this Agreement, surrender and deliver the Premises to the Commission in good order and condition, reasonable wear and tear excepted and in full compliance with Tenant’s maintenance and repair responsibilities under this Agreement.

2.5          Holding Over. If Tenant holds over after the expiration or termination of this Agreement, Tenant shall be deemed to be a tenant-at-sufferance and shall be bound by all applicable provisions of this Agreement and shall be liable for the use and occupancy of the Premises for each month in an amount equal to one hundred and fifty percent (150%) of the Rent payable during the last full month of the Term, unless the Commission expressly consents in writing to a different amount of Rent. The foregoing provisions shall not serve as permission to Tenant to hold over, nor serve to extend the Term (although Tenant shall remain bound to comply with all provisions of this Agreement until Tenant vacates the Premises). The provisions of this Section shall not operate as a waiver of any right of re-entry provided to the Commission in this Agreement.

Article 3. RENT, FEES AND CHARGES

3.1          Rent. Tenant shall pay to the Commission, without notice or demand and without deduction or set-off, Base Rent and Additional Rent (collectively, “Rent”) as computed by the Airport in accordance with this Agreement. The Commission and Tenant acknowledge that, during the Term, the Commission may revise its approach to Airport rate-setting and charges.

3.2          Base Rent. Tenant shall pay one-twelfth (1/12th) the Base Rent to the Commission prior to the first day of Tenant’s occupancy of the Premises, and the same amount thereafter on or before the 1st day of each calendar month during the Term, at the office of the Commission’s Airport Manager, or such other address as specified in writing from time to time by the Commission.

3.3          Additional Rent. In addition to the Base Rent, the Tenant shall pay as Additional Rent:

(i)            an annual Business Fee in the amount set forth in Article One, above, as it may be adjusted from time to time by the Commission for all tenants;

(ii)           all taxes, fees, charges and rent in lieu of taxes assessed against the Premises and the property located thereon in accordance with applicable laws and regulations, and

iii)           all Airport’s Rates and Charges as provided in Section 3.5.

3.4          Security Deposit. On or before the Commencement Date, Tenant shall pay to the Commission the amount of the Security Deposit, which shall be held by the Commission, without obligation for interest, as security for the performance of Tenant’s covenants and obligations under this Agreement. In addition, Tenant shall pay to the Commission the amount of the Operator Security Deposit, which shall be held by the Commission, without obligation for interest, as security for the payment of such rates, fees and charges applicable to all flights provided by Tenant’s operators. If the Commission draws upon the Security Deposit or Operator Security Deposit, Tenant shall, within fifteen (15) days after receipt of written notice, replenish the amount of the security deposit held by the Commission.

3.5          Airport’s Rates and Charges. In addition to Base Rent, Tenant shall pay to the Commission on the tenth (10th) day of each month such rates, fees and charges applicable to Tenant and all flights provided by Tenant’s operators, and as the same may be amended from time to time, which shall include, without limitation, all applicable fees delineated in the Airport’s Rates and Charges attached hereto as Exhibit B and incorporated herein. Changes to rates and charges shall be subject to public hearing. All such payments shall be made at the office of the Commission’s Airport Manager, or such other address as specified in writing from time to time by the Commission.

3.6          Rent Rate Adjustment. Base Rent shall be adjusted annually based on the change in the Consumer Price Index for all Urban Consumers, Boston Average, all items (CPI) rate as published by the United States Bureau of Labor Statistics, effective on the anniversary of the Commencement Date during the Term and any extension terms. Further, on each five year anniversary of the Commencement Date, the Base Rent shall be adjusted based on the greater of (i) the change in the CPI, as described above and (ii) the fair market rental value of the Premises (the “Fair Market Rental Value”) as of such date as determined by a qualified independent real estate appraiser identified by the Commission to which Tenant has no reasonable objection.

3.7          Late Payments. Without prejudice to any other rights and remedies of the Commission as to any default by Tenant, interest at the rate of eighteen percent (18%) per year (1.5% per month) shall become due from Tenant on any arrearage of more than thirty (30) days in the payment of Rent, or any part thereof, or other rates, fees and charges required under this Agreement. Said interest shall accrue as of the date when the Rent or other rate, fee, or charge was due.

3.8          No Abatement. Tenant shall pay Rent and other rates, fees and charges, without set-off, deduction, demand or abatement, except as otherwise specifically provided in this Agreement.

3.9          Reserved.

Article 4. REPRESENTATIONS AND AGREEMENTS OF TENANT

4.1          Representations of Tenant. Tenant, as of the Commencement Date, hereby represents and warrants to the Commission as follows:

(a)           Existence. Tenant is a corporation validly existing under the laws of Deleware and has full power and authority to execute, deliver and perform its obligations under this Agreement.

(b)           Valid Obligations. Tenant has taken all necessary action and has complied with all provisions of Laws required to make this Agreement the valid obligation of Tenant which it purports to be; and, when executed and delivered by Tenant and the other parties thereto, this Agreement will constitute the valid and binding agreement of Tenant and be enforceable in accordance with its terms, except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws for the relief of debtors heretofore or hereafter enacted to the extent that the same may be constitutionally applied.

(c)           Legal Proceedings. There is no action, proceeding, or investigation at law or in equity before or by any court or public board or body pending or, to the knowledge of Tenant, threatened against it, wherein an unfavorable decision, ruling or finding would in any material respect adversely affect the validity of any portion of this Agreement.

(d)           Compliance with Law; Consents, etc. The execution and delivery by Tenant of this Agreement will not violate or constitute a default of any term or provision of any mortgage, lease, agreement or other instrument, or of any Law by which Tenant is bound or to which any of its assets is subject. No approval by, authorization of, or filing with any federal, state or municipal or other governmental commission, board or other governmental authority is necessary for Tenant to execute and deliver this Agreement.

(e)           Required Certificates. Tenant holds all certificates, permits, licenses and other entitlements required by Laws in order to enable Tenant to conduct its operations at the Airport and to engage in the uses permitted under this Agreement, and said certificates, permits, licenses and other entitlements are and will be kept current, valid and complete at all times during the Term. Tenant shall provide the Commission with a copy of each such certificate, permit, license and entitlement. At all times during the Term, Tenant shall abide by and comply with all of the terms of said certificates, permits, licenses and entitlements, and shall give immediate notice to the Commission of any renewals, amendments, novations, or suspensions thereof.

4.2          Tenant to Maintain Its Legal Existence. Tenant will at all times during the Term (i) maintain its legal existence, and (ii) be qualified to do business in Massachusetts.

4.3          Compliance with Laws. Tenant shall, at its sole cost and expense, observe and obey, and require all of its officers, employees, agents, contractors, invitees, licensees, suppliers and service providers to observe and obey, all Laws now in existence or hereafter promulgated by the Commission or any federal, state, or local governmental or quasi-governmental authorities, subdivisions, departments, agencies and the like, which impose any duty upon Tenant with respect to the use, occupancy or alteration of the Premises, Common Areas and Common Use Facilities and with the rules, regulations and requirements of the Commission’s and Tenant’s insurance underwriters with respect to the Premises. Tenant shall obtain any permits necessary to occupy the Premises and the Common Use Facilities for the Permitted Uses and shall promptly pay all Claims, including fines, penalties, expenses to remedy or correct any violations of Laws, and damages that may arise out of or be imposed because of its failure to comply with the provisions of this Section 4.3. The provisions of this Section 4.3 shall survive the expiration or termination of this Agreement.

4.4          Compliance with Commission Rules and Regulations. Tenant shall submit to the enforcement of the Rules and Regulations by administrative procedures conducted by the Commission’s management to the extent that the same are in customary usage at the Airport, or by enforcement on complaint of the Commission or appropriate prosecuting officers in the courts of the Commonwealth of Massachusetts. Tenant agrees to release, defend, indemnify and hold the Commission, the Town, and their respective members, directors, officers, agents and employees harmless from any Claim against the foregoing arising out of or related to the failure of Tenant or any of its officers, employees, agents, contractors, invitees, licensees, suppliers and service providers to comply with this Section 4.4. The provisions of this Section 4.4 shall survive expiration or earlier termination of this Agreement.

4.5          Reserved.

4.6          Operational Reports. From time to time during the Term, Tenant shall provide to the Commission reports describing its operations at the Airport, including the number of passengers serviced and such other information that the Commission may require, in the form attached hereto as Exhibit C.

Article 5. RIGHTS TO USE PREMISES AND OTHER AREAS AND EQUIPMENT

5.1          Grant of Premises. Subject to the terms and conditions contained herein, the Commission hereby leases to Tenant and Tenant hereby accepts from the Commission, the Premises for the Term and at the Rent hereinafter described for the Permitted Uses, subject to the terms and conditions of this Agreement. The Premises shall be limited to the area from above the floor slab on which the space is located, to beneath the slab of the floor (or roof) above the space, and shall include the inner surfaces of the perimeter walls of the space, perimeter doors and windows, but shall not include the roof or any utility or telecommunications lines, mains, shafts, pipes, conduits, ducts, wires or other building systems running through and not exclusively serving, the Premises.

Tenant agrees that the Commission retains the right to place in, through or over the Premises utility lines, mains, telecommunication lines, mains, shafts, pipes, ducts, conduits, wires and the like for the use and benefit of the Commission and other tenants and occupants of the Airport and to replace and maintain, repair and relocate such lines, mains, shafts, pipes, ducts, conduits, wires and the like, in, over and upon the Premises. When exercising its rights under this Section 5.1, the Commission agrees to notify Tenant in advance (except in the event of emergency) and to use reasonable efforts not to materially interfere with Tenant’s use of the Premises. Any such lines, mains, pipes, ducts, conduits, wires and the like in, through or over the Premises not exclusively serving the Premises shall not be deemed to be a part of the Premises.

5.2          “As Is” Condition. Tenant acknowledges that Tenant is leasing the Premises after having an opportunity to conduct a full and complete examination of the Premises, existing structures thereon, the presence of any Hazardous Materials located on the Premises, and Laws affecting the Premises. Tenant hereby accepts the same “as is” generally in the same condition in which they or any part thereof now are, and assumes all risks in connection therewith, without any representation or warranty, express or implied, in fact or by law, on the part of the Commission and without recourse to the Commission. The Commission shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage to persons or property resulting from any patent or latent defect in the Premises, the Airport or any appurtenant areas or occasioned by or through the acts or omissions of persons occupying space adjoining the Premises or any other part of the Airport. Tenant takes the Premises “as is” and assumes responsibility to assess, characterize, manage, dispose of, treat and reuse, all sites and sources of Hazardous Materials within the Premises subject to the provisions of Article 9. Tenant agrees that the Commission shall have no obligation to do any work on, or make any improvements to or with respect to the Premises or the condition thereof, except as set forth in Article 7.

5.3          Reserved.

5.4          Gazebo. The gazebo located adjacent to the Premises may be used by Tenant subject to availability and approval in each instance by the Airport Manager. Such approval shall not be unreasonably withheld or delayed. Tenant shall submit a Special Events permit application to the Airport Manager at least 2 weeks in advance along with payment of applicable reservation and usage fees, which reservation and usage fees shall be Additional Rent under this Agreement.

Article 6. USE OF PREMISES

6.1          Permitted Uses. The Premises shall be used for Aeronautical Activities only. Tenant shall have the non-exclusive right to provide airport passenger greeting service at the Airport, to greet, check-in and organize Tenant’s customers, subject at all times to the terms of this Agreement and the Commission’s exclusive control and management of the Airport. Tenant’s use of the Premises is restricted to the specific uses authorized under this Agreement, and subject to all applicable Laws. Tenant shall not make the Premises available to the general public without submitting a Special Events permit application at least 2 weeks before the event and obtaining prior written approval by the Commission, which shall not be unreasonably withheld or delayed. In addition, Tenant’s use of the Premises and other areas of the Airport shall be in strict compliance with all applicable fire and safety codes, rules, regulations and directives. The parking spaces shall be used for short term pick up and drop off of passengers only and Tenant shall install appropriate signage designating such short term passenger pick up and drop use.

6.2          Prohibited Uses. Tenant is prohibited from any use not specifically granted herein. The Commission reserves the right to approve additional uses; provided, however, that any such use shall not commence prior to the Commission granting said approval in writing to Tenant, and to the Commission and Tenant executing a mutually acceptable amendment to this Agreement (or a mutually acceptable new lease and operating agreement) that details the additional use(s), the terms and conditions applicable thereto, any change in Rent and any additional provisions of this Agreement.

6.3          Vendors, Suppliers and Contractors. Tenant shall, to the extent permitted by Law, have the right to obtain supplies or services from suppliers, vendors or contractors of its own choice at the Premises, provided that the Commission reserves the right to prohibit persons from engaging in Aeronautical Activities or any other activities at the Airport except in accordance with concession contracts, permits or operating agreements, if any, entered into between the Commission and said persons.

6.4          Covenant Against Waste and Nuisance. Tenant shall not use the Premises in any manner that will constitute waste, and Tenant shall not cause or permit any unlawful conduct, annoyance or nuisance to exist or arise in the course of or as a result of its use of the Premises, nor permit any activity or omission that constitutes or results in unlawful conduct, annoyance or nuisance, or permit any use that shall be liable to endanger, affect, or make voidable any insurance on the Premises, or the building or any of its contents, or to increase the cost of any such insurance. Tenant shall not make the Premises available to the general public without submitting a Special Events permit application and obtaining prior written approval by the Commission. Tenant shall conduct itself, and shall cause its officers, employees, agents, invitees, contractors, licensees, suppliers and service providers to conduct themselves, in an orderly and proper manner so as not to disturb or interfere with the Commission’s or others’ use of the Airport.

6.5          Business Hours. Except during reasonable periods for repairs, cleaning and installing alterations, Tenant shall keep the Premises open for business during traditional office hours and as required by Tenant’s flight schedule. Tenant shall provide the Airport Manager with Tenant’s flight schedule 48 hours in advance. Tenant shall have at the Premises staffed at all times with adequate and competent personnel necessary for the operation of the Permitted Use.

Article 7. ALTERATIONS, MAINTENANCE AND REPAIR

7.1          Commission Improvements. The Commission shall not be obligated to maintain or make or cause to be made any improvements of any nature to the Premises and shall not be responsible to make any repairs. In the event that the Commission makes or causes any improvements to be made (“Commission Improvements”), the Commission shall own and maintain said Commission Improvements, unless otherwise agreed to in writing. The Commission shall not be liable for failure to make any repairs or improvements, and shall not be liable for any maintenance or repair that is necessitated in part or in whole by the act, neglect, fault, omission, negligence or willful misconduct of Tenant, its agents, servants, employees, visitors, suppliers, contractors, subcontractors or furnishers of service or by the presence or installation of any Tenant Improvements. There shall be no abatement of Rent and no liability of the Commission by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises.

7.2          Reserved.

7.3          Tenant Improvements.

(a)           Tenant shall not place, demolish, decommission, or construct any improvements, structures, alterations, modifications, signs or additions in, to, or upon the Premises without the prior written approval of the Commission. Tenant shall submit a completed Construction Alteration Application for the Commission’s review. The Commission’s approval of such application shall not be unreasonably withheld or delayed.

(b)           Tenant, at its sole risk, cost and expense shall construct all Tenant Improvements approved pursuant to this Agreement in strict compliance with: (i) all applicable Laws and conditions of record which affect the Premises, (ii) all Industry Standards, and (iii) the construction and development standards generally required by the Commission for construction on the Airport.

(c)           Tenant shall pay all taxes or fees and obtain all necessary permits, licenses, or approvals associated with construction of Tenant Improvements on the Premises.

(d)           Tenant’s completion of all Tenant Improvements in a timely manner in accordance with schedules agreed upon between Tenant and the Commission is a material part of this Agreement.

(e)           Tenant shall obtain the Commission’s prior written approval of Tenant Improvements in accordance with the Commission’s standard process for approval of tenant improvements. Tenant shall submit with any request for the Commission’s approval of a Tenant Improvement such preliminary engineering plans, architectural plans and other information as required by such Process. Tenant shall furnish copies of all such engineering, architectural plans and other applicable information to the Massachusetts Department of Transportation, Aeronautics Division (“MassDOT”) and to the Federal Aviation Administration (“FAA”), if so directed by the Commission or MassDOT. The Commission’s approval of Tenant Improvements may be withheld, granted or conditioned upon any reasonable basis that the Commission determines has or may have an impact upon the Commission, the Airport, its procedures or its efficient operation. Any such approval shall not be unreasonably delayed. The Commission shall not consent to any Tenant Improvement that would result in the Commission or Tenant violating any of their respective obligations to the FAA or MassDOT, or that would be incompatible with existing and planned Aeronautical Activities of the Airport.

(f)            Upon completion of any Tenant Improvement, Tenant, at its own cost, shall make or have made as-built plans of such Tenant Improvement and submit said plans to the Commission within thirty (30) days of Tenant’s completion of such Tenant Improvements.

(g)           If Tenant does not obtain the prior written approval of Tenant Improvements from the Commission, or if Tenant does not comply with the provisions and conditions of said approval, or does not submit as-built plans as required herein, the Commission may, upon reasonable prior notice, enter the Premises and restore the condition of the Premises, complete Tenant Improvements or have as-built plans made, as applicable, and Tenant shall reimburse the Commission for any and all costs incurred in so doing and an additional 15% of such costs as an administrative surcharge. In addition, in the event the Commission is required to complete any Tenant Improvement, under the provisions of this subsection 7.3(g), Tenant agrees that upon request by the Commission, Tenant shall execute and deliver to the Commission an assignment of any construction contracts then in existence entered into by Tenant pertaining to Tenant Improvements.

(h)           For purposes of this Section 7.3, the Airport Manager may act on behalf of the Commission and Tenant shall submit all required applications and documentation to the Airport Manager.

7.4          Tenant Maintenance and Repair. Tenant shall, at its own expense, maintain the Premises, utility systems, any Tenant Improvements, and all of Tenant’s facilities, fixtures, furniture and other equipment, in good and safe repair and in a neat, clean, safe and orderly condition.

(a)           Rubbish Removal. Tenant will provide for the removal of rubbish and refuse or any other material from the Premises at times and in a manner that will cause the minimum of interference with the use of the Airport and passenger terminals by the traveling public and other authorized persons. Tenant shall remove such rubbish, refuse and any other material and make any and all deliveries only in such manner, in compliance with all applicable Laws, and at such times and at such locations as the Commission in its discretion might from time to time determine. Any exterior rubbish or trash containers must have securely fitted lids, and stored in a bin or area that is out of public view and meets with the Commission’s approval.

(b)           Cleaning and Janitorial. Tenant shall provide cleaning and janitorial services, including any required pest control, to the Premises.

7.5          Repair of Damage. Tenant shall, unless otherwise instructed by the Commission, repair any damage to the Premises arising out of or resulting from Tenant’s use and occupancy thereof, and shall make any repairs to the Premises in accordance with plans and specifications approved in writing and in advance by the Commission. The Commission shall not be liable for any damage to Tenant or Tenant’s property unless such damage is caused solely by the gross negligence or willful misconduct of the Commission, and Tenant waives all Claims against the Commission for damage to persons or property arising for any reason other than the sole gross negligence or willful misconduct of the Commission.

7.6          Snow Management. The Commission shall move snow and ice from the airfield and access roadways to the Premises consistent with the Commission’s then current Airport Snow and Ice Control Plan. Tenant acknowledges that the timing of snow removal is dependent on overall public safety and operational concerns at the Airport. Tenant shall remove snow and ice from passenger access ramps to the Premises and the steps and decks to the Premises. Tenant shall not remove snow from aircraft ramps.

7.7          Ownership of Improvements. Any Tenant Improvements constructed on the Premises shall, upon the Commission’s inspection and acceptance of thereof in writing, become the property of the Commission, subject to Tenant’s rights pursuant to this Agreement. Tenant shall not remove any of its Tenant Improvements from the Premises nor waste or destroy said Tenant Improvements. In addition, upon termination of this Agreement or the expiration of the Term, whichever occurs first, the Commission, at its sole option, may take title, at no cost to the Commission, to any or all of Tenant’s Improvements to the Premises to which it does not already have title.

7.8          Tenant’s Fixtures and Equipment. Tenant may install in the Premises such fixtures (trade or otherwise) and equipment as Tenant deems desirable. Tenant may remove and/or replace said fixtures and equipment in the Premises at any time and from time to time during the Term. The Commission shall not mortgage, pledge or encumber said fixtures or equipment. Tenant shall make all repairs or replacements, at Tenant’s expense, in connection with the removal of any fixtures or equipment installed as provided in this Section 7.8. All signs, counters, shelving, trade and light fixtures, contents, and other equipment that may at any time be installed or placed in or upon the Premises by or at the expense of Tenant are and shall remain the property of Tenant. Upon the termination of this Agreement or expiration of the Term, whichever occurs first, Tenant shall remove the same, and repair all damage to the Premises caused by such installation and removal, unless the Commission consents in writing to certain or all of such signs, counters, shelving, trade and light fixtures, contents, and other equipment remaining in the Premises.

7.9          Contracts for Improvements. All contracts relating to Tenant Improvements shall expressly:

(a)           Require all contractors and subcontractors to provide only labor that can work in harmony with other elements of labor being employed at the Airport and will prohibit employment or use of any labor or any other action which might result in a labor dispute involving personnel performing work or providing services at the Airport.

(b)           Include provisions of insurance and suretyship reasonably satisfactory to the Commission for the protection of the Commission’s laborers, suppliers, contractors, subcontractors and the public, and shall also include the requirement that all contractors and subcontractors comply with all applicable provisions of this Agreement.

(c)           In Tenant’s performance of any work on the Premises under this Lease, Tenant shall comply with all prevailing wage requirements.

7.10        Liens. Tenant agrees to pay, when due, all sums that may become due for any labor, services, materials, supplies, furnishings, machinery and equipment furnished to or for Tenant in, upon, or about the Premises or the Airport. Tenant shall keep the Premises and the Airport free and clear of any liens and encumbrances arising or growing out of Tenant’s use and occupancy of the Premises (including without limitation Improvements made thereto and repair and maintenance completed therein) or activities at the Airport. If a lien is filed against the Premises, Tenant shall immediately, at its expense, bond such lien in accordance with applicable Laws, or otherwise cause such lien to be discharged in a manner acceptable to the Commission. If Tenant shall fail to do so, the Commission may, at its option and at Tenant’s expense, bond such lien or otherwise cause it to be discharged.

7.11        Bonds.

(a)           Tenant shall, in addition, prior to commencement of any construction on the Premises for which the Commission’s prior written approval is required costing in excess of $100,000, cause the contractor to provide a labor and materials payment bond in the full contract amount to protect claimants supplying labor and materials in connection with the construction. The bond shall comply in all respects with the requirements of applicable Laws. The bond shall be issued by a surety company reasonably acceptable to the Commission and duly licensed for such undertaking in the Commonwealth of Massachusetts.

(b)           Tenant shall, in addition, prior to commencement of any construction on the Premises for which Commission’s prior written approval is required costing in excess of $100,000, cause the contractor to provide a performance bond in the full contract amount conditioned upon the faithful performance of the contract in accordance with plans, specifications and conditions thereof. The bond shall be in a form reasonably acceptable to the Commission; shall be issued by a surety company reasonably acceptable to the Commission and duly licensed for such undertaking in the Commonwealth of Massachusetts.

Article 8. UTILITIES

8.1          Utilities to the Premises.

(a)           Electricity. Tenant shall contract directly with the electricity utility provider for service to the Premises. The Commission shall have no obligation to provide electricity to the Premises. Tenant shall not install, maintain or repair any electrical service to or within the Premises without the Commission’s prior written approval, which shall not be unreasonably withheld or delayed. Tenant agrees that its use of electric current shall never exceed the capacity of the wiring installation in place.

(b)           HVAC. Tenant agrees that its use of the existing HVAC systems shall never exceed the capacity of the utility installation in place, which Tenant accepts in its as-is condition. The Commission shall have no obligation to provide additional HVAC services.

(c)           Water. The Commission shall provide potable water to the Premises only by means of plumbing installations in existence as of the Commencement Date.

(d)           Sewage and Wastewater.

1.            Tenant shall not deposit or permit to be deposited in the sewage collection system any Hazardous Material or any substance that would be injurious to the sewage collection, treatment or disposal system.

2.            If the Commission shall so require, Tenant shall install and maintain, at Tenant’s expense, water metering devices that accurately measure the consumption and use of water and/or waste water at the Premises, and Tenant shall, with advance notice, grant access to said devices to the Commission during normal business hours.

3.            Reserved.

(e)           Telephone/Telecommunications. The Commission shall have no obligation to provide telephone or data communication services to the Premises.

8.2          Charges. Tenant shall, in accordance with Article 3, pay the costs for all utilities used or consumed on the Premises including without limitation electricity, telephone, pest control, cable and trash collection (but excluding water and sewer which the Commission shall provide), in a timely manner directly to the proper authorities and providers, including the Commission, as the case may be, charged with the collection thereof.

8.3          Improvement of Utility System. In the event existing sources of utility supply hereunder are subsequently deemed inadequate for Tenant’s needs as a result of Tenant’s additional utility demands, expansion or improvement, Tenant, at its own cost and expense, may improve such systems but only in compliance with the provisions of this Agreement, including those applicable to Tenant Improvements, and with the prior written approval of the Commission, which shall not be unreasonably withheld or delayed.

8.4          Tenant’s Acts. Tenant shall not do or permit to be done anything which may interfere with the effectiveness or accessibility of any drainage or sewerage system, water system, ventilation, air-conditioning and heating system, communications system, key card access system, elevators and escalators, electrical system, fire protection system, sprinkler system, alarm system, fire hydrants and hoses and other utility and other systems, if any, installed or located on, under, in or adjacent to the Premises now or in the future. Tenant shall not grant any easement or right of way to any entity without the express prior written approval of the Commission.

8.5            No Constructive Eviction. The Commission shall make diligent efforts to supply Tenant with utility services as specified above; however, if the Commission makes such diligent efforts, but fails to provide said utility services, said failure shall not constitute a constructive eviction. The Commission shall not be liable to Tenant in damages, or for any reduction in Rent, or otherwise, for any interruption of utility services (i) to the extent any utility shall become unavailable from any public utility company, public authority or any other person or entity supplying or distributing such utility, or (ii) for any interruption in any utility service caused by the making of any necessary repairs or improvements, unless and to the extent such repairs are necessitated by the gross negligence or willful misconduct of the Commission; or (iii) which results from any cause beyond the reasonable control of the Commission. In no event shall the Commission be liable to Tenant for indirect or consequential damages.

8.6            Energy Conservation. The Commission shall have the right to institute such policies, programs and measures as may be necessary or desirable, in the Commission’s reasonable discretion, for the conservation and/or preservation of energy or energy-related services, or as may be required to comply with any applicable codes, rules and regulations, whether mandatory or voluntary.

Article 9. ENVIRONMENTAL

9.1            Environmental Requirements. Tenant shall comply with, and shall cause its officers, employees, agents, licensees, suppliers, contractors, service providers and invitees to comply with, all Environmental Requirements in the conduct of Tenant’s business at the Airport and Tenant’s use of the Premises and other Airport property. Except as expressly permitted in this Agreement, Tenant shall not keep or Release anything on or use the Premises for any purpose that creates a risk associated with Hazardous Materials or that increases any insurance premium cost or invalidates any insurance policy carried on the Premises or other parts of the Airport. All property kept, stored or maintained on the Premises by Tenant shall be at Tenant’s sole risk. Tenant shall not possess, use, generate, Release, discharge, store, dispose of, or transport any Hazardous Materials on, under, in, above, to or from the Airport, or any other areas or facilities subject to this Agreement, except in compliance in all material respects with Environmental Requirements. Tenant further agrees to execute and deliver to the Commission any documents reasonably required by the Commission in connection with any environmental matter, including disposal of any Hazardous Material.

9.2            In addition to the foregoing, Tenant shall act with due care and in compliance with Industry Standards in connection with materials and substances used by Tenant at the Airport, even if not regulated by Laws, so as not to pose a hazard to the health or safety of the current or future occupants of the Premises and any other areas at the Airport or to the owners or occupants of property adjacent to or in the vicinity of the same or to the environment.

9.3            Environmental Audit.

(a)            The Commission reserves the right to conduct an environmental audit of Tenant’s activities at the Airport and of any of its Premises, equipment, vehicles, storage tanks or facilities, training programs or reporting systems to confirm Tenant’s compliance with the Environmental Requirements. The Commission shall provide Tenant prior notice prior to performing such an environmental audit. The Commission may, at its discretion, retain environmental consultants to conduct such an environmental audit and issue a report regarding the same. If the environmental audit report indicates any non-compliance with the Environmental Requirements, the Commission shall submit a copy of such report to Tenant.

(b)            Tenant is not responsible for any acts of non-compliance that Tenant demonstrates to the Commission’s satisfaction were not the result of Tenant’s activities at the Airport or Tenant’s use of the Premises or other Airport property, whether pursuant to this Agreement or otherwise.

(c)            Tenant shall submit a remediation report, with an explanation, remediation action plan and schedule for resolving any issues of non-compliance, whether discovered by the Commission or Tenant pursuant to 9.3, to the Commission for the Commission’s review within sixty (60) days of receipt of the Commission’s environmental audit report pursuant to Section 9.3(a). The Commission shall approve or disapprove the remediation report within thirty (30) days of receipt thereof. Such approval shall not be unreasonably withheld. The Commission may condition its approval upon reasonable terms and conditions that it deems prudent and necessary to address fully any non-compliance with the Environmental Requirements. In the event Tenant does not submit a remediation report satisfactory to the Commission, the Commission, at its sole option, may prepare such remediation report at Tenant’s expense, and Tenant shall be bound by such report upon Tenant’s receipt thereof.

(d)            Tenant shall commence within thirty (30) days of its receipt of the Commission’s approval of Tenant’s remediation report or within thirty (30) days of its receipt of the Commission’s remediation report, and shall expeditiously prosecute to completion, any remediation recommended thereunder, subject to the requirements of any governmental agency with proper jurisdiction.

(e)            Tenant shall bear the responsibility, at its sole cost and expense, for any remedial action, whether resulting from Tenant’s or the Commission’s remediation report or required by any governmental agency, and whether conducted by the Commission or Tenant. In the event Tenant does not complete such remedial actions in the time period set forth above, the Commission may implement any remediation actions that it deems necessary or prudent to address the non-compliance with the Environmental Requirements. In the event the Commission implements any such remediation action, Tenant shall reimburse the Commission for any and all costs incurred in so doing plus an additional 15% thereof as an administrative surcharge, without limitation of other Claims that the Commission may have against Tenant arising under the terms of this Agreement, applicable Laws, or otherwise.

9.4            Hazardous Material Disclosure. Tenant, upon execution of this Agreement, shall furnish the Commission with a copy of any Safety Data Sheets (“SDS”) and any updates thereto, or any list of substances listed on the so-called Massachusetts Substance List, established pursuant to M.G.L. c. 111F that Tenant is required to prepare, file or maintain pursuant to said c.111F for any substances used or stored on the Premises or at the Airport. If such SDS or lists are changed or updated during the Term, Tenant shall promptly furnish a copy of such updated or changed SDS or list to the Commission.

9.5            Environmental Indemnification. Without limiting any other right, remedy or provision of this Agreement, including without limitation any indemnity provided pursuant to Article 10, Tenant hereby agrees to indemnify and to hold harmless the Commission, the Town, and their respective members, directors, officers, agents and employees of, from, and against any and all Environmental Damages suffered by reason of Tenant’s breach of any of the environmental provisions of this Agreement or such a breach by the acts or omissions of Tenant or any of Tenant’s agents, officers, affiliates, employees or contractors, whether direct or indirect, or foreseen or unforeseen, including (but not limited to) all Clean-up and remedial costs, diminution in the value of the Premises and any other areas at the Airport, and reasonable legal fees and costs incurred by the Commission in connection with enforcement of this provision. The provisions of this Section 9.5 shall survive the termination of Tenant’s tenancy and of this Agreement.

9.6            Environmental Disclosures. Tenant understands and agrees that the Premises are being leased in an “as is, with all faults” condition. Tenant further understands and agrees that the “as-is, with all faults” condition of the Premises includes any current and future contamination of the Premises, including structures, soils, groundwater, and adjacent surface water and sediment, and that information received from the Commission regarding such matters may not be complete or accurate and should not be accepted as such. Tenant hereby acknowledges that excavation or dredging of soils or sediments from the Premises could result in exportation of a regulated waste requiring Regulated Waste Removal. The Commission takes no responsibility and assumes no liability whatsoever for Regulated Waste Removal. Accordingly, Tenant hereby waives any Claim, or potential Claim, it may have to recover costs or expenses arising out of or associated with Regulated Waste Removal and agrees to indemnify, defend and hold harmless the Commission, the Town, and their respective members, directors, officers, agents and employees from and against any and all Claims arising from, out of, or in any way related to Regulated Waste Removal. The Commission, at its sole discretion may conduct any necessary Regulated Waste Removal and charge Tenant the cost of such removal together with interest thereon from the date of payment by the Commission until paid at (10%) per annum. The Commission accepts no liability or responsibility for ensuring that Tenant’s workers, including without limitation those conducting testing, construction and maintenance activities on the Premises, are satisfactorily protected from residual contaminants. Tenant shall assess all human health risks from vapor transport or direct contact with residual Hazardous Material and incorporate such engineering and institutional controls as may be required to sufficiently protect human health of onsite workers and transient visitors. Tenant hereby waives any Claim, or potential Claim, it may have related to worker exposure or alleged exposure to any residual onsite contamination and to indemnify, defend and hold harmless the Commission, the Town, and their respective members, directors, officers, agents and employees from and against any and all such Claims.

Article 10. INSURANCE AND INDEMNIFICATION

10.1            Insurance. Tenant, at its expense, agrees to maintain in full force from the date upon which Tenant first enters the Premises for any reason, throughout the term of this Lease, and thereafter so long as Tenant is in occupancy of any part of the Premises the following insurance:

(a)            A policy of general liability and property damage insurance with respect to the Premises and the property of which the Premises are a part, naming the Tenant as an insured and the Commission as an additional named insured, in the minimum amount of $1,000,000 bodily injury and property damage for each occurrence, with a combined single limit of $5,000,000 annual aggregate limit; and a Products/Completed Operations (as may be required) Aggregate limit no less than Three Million Dollars ($3,000,000.00) for all injury and damages to or destruction of property during the policy period, under which Tenant and Commission are named as an insured. Commission shall have the right from time to time to increase such minimum amounts upon notice to Tenant, provided that any such increase shall provide for coverage in amounts similar to like coverage being carried on like coverage being carried on similar property in the Nantucket area;

(b)            A policy of fire and extended coverage insurance upon its building and leasehold improvements, furniture, furnishings, fixtures and equipment to the full insurable value thereof and any applicable equipment vendors or lenders give the Airport satisfactory releases from fire and extended coverage liability;

(c)            A policy of Workers’ Compensation insurance during any construction, maintenance or repair of the Premises by the Tenant or any of its contactors, covering the obligations of the Tenant and or its contractors in accordance with Massachusetts Workers’ Compensation or Benefits law. Prior to the commencement of any construction, maintenance or repair of the Premises, the Tenant shall deliver to the Commission a copy of the certificate of insurance which shall also name the Commission as an additional insured.;

(d)            Automobile Liability Insurance of not less than $1,000,000 per occurrence covering owned, hired and non-hired vehicle use and shall name the Commission as an additional insured; and

(e)            Such other insurance as may reasonably be required by the Commission.

10.2            Policy Requirements. Each policy of insurance herein shall (a) be in a form and with a company reasonably satisfactory to the Commission and eligible to issue policies in the Commonwealth of Massachusetts; (b) other than Workers’ Compensation and Employer’s Liability, name the Commission as additional insureds on a primary basis; (c) provide that it shall not be materially altered or cancelled by the insurer during its term without first giving at least thirty (30) days’ prior written notice to the Commission; (d) provide that any act or omission of Tenant or the Commission shall not prejudice the rights of the Commission as a party insured under said policy; (e) be subject to a commercially reasonable deductible in an amount generally maintained by companies of similar size, which amount shall be stated on the policy or certificate of insurance.

Prior to occupancy of the Premises (or any portion thereof), Tenant shall submit evidence of each policy of insurance required hereunder to the Commission, and Tenant shall deliver to the Commission not less than thirty (30) days prior to the expiration of any then-current policy, notice of such expiration, and evidence of renewal or replacement of such policy in replacement thereof. Upon request, Tenant shall deliver copies of such insurance policies to the Commission. Tenant acknowledges that the minimum insurance limits and types established herein may become inadequate during the Term, and Tenant agrees that it shall provide such types of insurance and increased limits at commercially reasonable levels that the Commission may reasonably require during the Term.

Without limiting the Commission’s other rights under any other provisions of this Lease, if Tenant shall fail to keep the Premises insured as provided herein, and if such failure shall continue for a period of ten (10) days following written notice by The Commission to Tenant thereof, then the Commission, without further notice to Tenant, may take out and pay for such insurance, and the amount of such payment shall become due and payable as Additional Rent on demand.

Tenant’s failure to provide and continue in force any insurance coverage required under this Agreement shall be deemed a material breach of this Agreement, and shall constitute sufficient grounds for the Commission’s immediate termination hereof.

10.3            Tenant's Risk. To the maximum permitted by law, and notwithstanding anything to the contrary in this Lease, Tenant agrees that all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and all persons claiming by, through or under Tenant, including Tenant’s employees, agents, invitees, licensees, and insurers, which, during the Term of this Lease or any occupancy of the Premises by Tenant or any such Tenant Party, may be on the Premises or elsewhere on the Property, shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes or sprinklers, by theft or from any other cause whether foreseeable or unforeseeable, no part of said loss of damage is to be charged to or be borne by the Commission unless due to the gross negligence or willful misconduct of the Commission, and in all events Tenant’s insurance that may be available to cover any such damage or destruction shall be deemed primary vis-à-vis any insurance of the Commission.

10.4            Injury Caused By Third Parties. To the maximum extent permitted by law, Tenant agrees that the Commission shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, including any of the other Tenant Parties, and other parties, for any injury, loss or damage to person (including death) or property that may be occasioned by or through the acts or omissions of persons or entities other than the Commission and the Commission's employees.

10.5            Waiver of Subrogation. Tenant agrees that any insurance covering personal injury (including death) and property damage carried by it shall provide for the waiver by the insurance carrier of any right of subrogation against the Commission, and Tenant further agrees that, with respect to any injury to person (including death) and damage to property, the loss from which is covered by any such insurance, to hereby release the Commission of and from any and all claims, liabilities, and losses with respect to such loss to the extent of the insurance proceeds paid with respect thereto.

10.6            Increase in Insurance Premiums. Tenant shall not act, fail to act, or keep anything in or about the Premises in a manner that may invalidate or conflict with or increase the premium for any policy of insurance carried by the Commission. In the event the Commission’s insurance premiums are increased as a result of Tenant’s act or failure to act, the amount of such increase shall, at the Commission’s sole election, be paid by Tenant to the Commission as Additional Rent, provided, that the Commission first shall have notified Tenant to enable Tenant to discontinue such activity or take such required action.

10.7            Indemnification. Tenant, at its expense, shall release, defend, indemnify and hold harmless the Commission, the Town, and their respective members, directors, officers, agents and employees from and against all Claims and expenses (including reasonable attorneys’ fees and costs of investigation and litigation) based upon or arising out of Tenant’s conduct of its business at the Airport or its use of the Premises or any other Airport property, provided that Tenant shall not be liable for any Claim caused solely by the willful misconduct or gross negligence of the Commission or the Town. The foregoing express obligation of indemnification shall not be construed to negate or abridge any other obligation of indemnification running to the Commission or the Town that would exist at common law or under provisions of this Agreement, and the extent of the obligation of indemnification shall not be limited by any provision of insurance undertaken in accordance with this Agreement. The Commission or the Town, as applicable, shall give Tenant prompt written notice of any Claim threatened or made or suit instituted against it that could result in a claim of indemnification hereunder. This indemnification agreement shall survive the expiration or earlier termination of this Agreement.

10.8            The provisions of this Article 10 shall survive the expiration or termination of this Lease.

Article 11. CASUALTY AND CONDEMNATION

11.1            No Surrender or Abatement. No destruction of or damage to the Airport or the Premises or any part thereof by fire or any other casualty whether or not insured, shall permit Tenant to surrender this Agreement or shall relieve Tenant from its liability to pay the Rent or from any of its other obligations under this Agreement. Tenant agrees that the restoration obligations contained in this Article 11 shall be Tenant’s sole recourse in the event of casualty or condemnation, and Tenant waives any rights now or hereafter conferred upon it by applicable Law to quit or surrender this Agreement or the Premises or any part thereof, or to any suspension, diminution, abatement or reduction of Rent on account of any such destruction or damage.

11.2            Casualty.

(a)            If, at any time during the Term, the whole or any part of the Premises or access thereto shall be damaged by fire or other casualty, the Commission shall have the right to terminate this Agreement, by giving written notice thereof to Tenant within thirty (30) days after the date of such fire or casualty, specifying the effective date of the termination.

(b)            Upon termination, Tenant shall have no further obligation to pay any Rent under this Agreement that accrues after the effective date of such termination. In no event, however, shall such termination be deemed to modify or limit Tenant’s obligations and agreements pursuant to Article 10 hereof.

(c)            If the Premises or any part thereof or all reasonable access thereto shall be damaged by fire or other casualty, and such damage, in the Commission’s reasonable discretion, materially interferes with Tenant’s use of the Premises as contemplated by this Agreement, and this Agreement shall not be terminated in accordance with Section 11.1, then:

1.	Tenant shall repair any and all casualty damage to its property and to any and all of Tenant’ s Improvements and fixtures located on the Premises, and shall return such property and fixtures to the condition existing immediately prior to said casualty. All such repairs shall comply with Article 7. Tenant shall use all reasonable efforts to cause repairs and restoration to be made as expeditiously as possible, but in the event that any portion of the Premises remains untenantable after three (3) months of the date of the casualty, the Commission shall have the option to terminate this Agreement upon thirty (30) days’ prior written notice. In the event Tenant completes all repairs and restoration within such thirty-day notice period, this Agreement shall not terminate.

2.	The Commission shall use reasonable diligence to restore the Premises to substantially the same condition as existed immediately prior to such fire or other casualty within a reasonable time, subject to any delays beyond the Commission’s control; provided, however, that the Commission shall have no obligation to expend for such repairs and restoration any amount in excess of any net insurance proceeds received; and provided, further, that the Commission’s obligation to repair and restore shall not include those repairs required of Tenant pursuant to Section 11.2(c)(1).

3.	The Rent payable hereunder with respect to Tenant’s affected Premises shall be paid up to the time of such damage and shall thereafter be abated equitably in proportion as the part of the area rendered untenantable bears to total Premises until such time as such affected Premises shall be restored adequately for Tenant’s use.

11.3            Taking.

(a)            If the Premises, all reasonable access thereto, or such portion of the Premises that renders the balance unsuitable for Tenant’s purposes in the Commission’s sole determination, shall be taken by condemnation or right of eminent domain or conveyed under threat thereof (“taking”), this Agreement shall terminate as of the date title to the Premises vests in the taking authority. Tenant shall have no claim against the Commission for the value of the unexpired Term.

(b)            If any portion of the Premises or access thereto shall be taken, and this Agreement shall not be terminated under Section 11.2(a), the Commission shall have the right to terminate this Agreement by giving written notice thereof to Tenant no later than thirty (30) days after the date title vests in the taking authority, which notice shall specify the date of such termination. From the date of the vesting to the date of the termination, the amount of Rent owing hereunder shall be equitably abated, according to the nature and extent of the loss of use of the Premises suffered by Tenant, as reasonably determined by the Commission. Upon such termination, Tenant shall have no further obligation to pay any Rent under this Agreement that accrues after the date of termination.

(c)            If any portion of the Premises shall be taken, and this Agreement shall not be terminated under this Section 11.3, the Rent shall be equitably abated, according to the nature and extent of the loss of use of the Premises suffered by Tenant as reasonably determined by the Commission, for the term of such taking, if temporary, or for the remainder of the Term, if permanent.

11.4            Award. Tenant grants and assigns to the Commission a lien on and rights to recover from any award of damages to which Tenant may be entitled by virtue of an eminent domain taking of any or all of its leasehold interest up to the amount of monies owing to the Commission.

Article 12. CERTAIN RIGHTS OF COMMISSION

12.1            Right to Enter, Inspect and Repair. The Commission, its authorized employees, agents, contractors, subcontractors and other representatives shall have the right to enter the Premises at reasonable times on prior notice (except in the event of an emergency), without abatement of Rent, for the following purposes:

(a)            To inspect the Premises during regular business hours (or at any time in the case of emergency) to ascertain the condition of the Premises and to determine Tenant’s compliance with the terms of this Agreement. The right of inspection shall impose on the Commission no duty to inspect and shall impart no liability upon the Commission for failure to inspect.

(b)            To perform maintenance and make repairs and replacements in any event where Tenant is obligated to do so under this Agreement and has failed to do so, or has failed to have initiated such repairs and maintenance within the time period set forth in the Agreement, if applicable, or, otherwise, within thirty (30) days after written notice from the Commission, and thereafter to expeditiously complete such repairs or replacements, or at any time with or without written notice, in the event that the Commission in its sole discretion deems that it is necessary or prudent to do so to preserve all or any part of the Premises from damage or to correct any condition likely to lead to injury or damage. In the event the Commission performs maintenance, repairs or replacements, Tenant shall pay the Commission’s entire cost of performing such work and an additional 15% of such costs as an administrative surcharge as Additional Rent upon written demand, without limitation of other Claims that the Commission may have against Tenant arising out of the terms of this Agreement or otherwise.

(c)            To perform any obligation of the Commission under this Agreement, and to make additions, alterations, maintenance and repairs to the Premises, including the utility system.

12.2            No Constructive Eviction. The Commission’s failure to maintain or repair shall not constitute a constructive eviction, and Tenant’s sole and exclusive remedy for the Commission’s failure to perform its obligations (if any) shall be a suit against the Commission for specific performance.

12.3            Airport Alterations and Improvements. Tenant acknowledges that, from time to time, the Commission may undertake construction, repair or other activities related to the operation, maintenance and repair of the Premises or the Airport that will require temporary accommodation by Tenant. Tenant agrees to accommodate the Commission in such activities even though Tenant’s own operations may be inconvenienced or impaired. Tenant further agrees that no liability shall attach to the Commission, its members, directors, employees, agents or contractors by reason of such inconvenience or impairment, provided that the Commission uses reasonable efforts in such alteration or improvement activities not to unreasonably interfere with Tenant’s operations at the Airport.

12.4            Inspection of Records. Tenant shall maintain complete and accurate records, accounts and other documentation pertaining to Tenant’s use of the Premises, its operations at the Premises and the Airport, its performance of the terms and conditions of this Agreement, and any subleases authorized by the Commission. The Commission may inspect and/or audit, and Tenant shall provide to the Commission, any such information, books, records, sublease and handling arrangements, documents and other records regarding the Airport or the Premises as the Commission may from time to time reasonably request. Upon reasonable prior notification to Tenant of the Commission’s intent to conduct such inspection or audit, Tenant agrees to fully cooperate with the Commission, its agents or designees. Tenant shall retain the foregoing information, books, documents and other records relating to a particular fiscal year of Tenant for no less than five (5) years from the end of such fiscal year, or in the event of litigation or Claims arising out of or related to this Agreement, until such time such litigation or Claims are completely disposed of and all time limits for appeal are expired.

Article 13. ASSIGNMENT, SUBLETTING AND AIR SERVICE OPERATORS

13.1            Definition of Transfer. If Tenant is a partnership, a transfer of any interest of a general partner, a withdrawal of any general partner from the partnership, or the dissolution of the partnership shall be deemed a transfer of this Agreement. If Tenant is a corporation any dissolution, merger, consolidation, or other reorganization of Tenant or sale or other transfer or a percentage of capital stock of Tenant which results in a change of controlling persons, or the sale or other transfer of substantially all of the assets of Tenant, shall be deemed a transfer of this Agreement. Any contract made by Tenant to a third party for management services of the Premises shall also be deemed a transfer of the Agreement.

13.2            Transfer. Tenant shall not, directly or indirectly, assign, mortgage, pledge, or otherwise transfer this Agreement, or Tenant’s legal or beneficial interest in this Agreement or sublet the whole or any part of the Premises (collectively, “transfer”), without the express prior written consent of the Commission, which consent may be withheld in the Commission’s sole discretion.

13.3            Air Service Operators. All operators providing air service to Tenant customers will be required to execute an Operating Agreement with the Commission and pay a Business Fee and all applicable Airport Rates and Charges as established by the Commission.

Article 14. NONDISCRIMINATION AND AFFIRMATIVE ACTION

14.1            General. In the use and occupancy of the Airport, Tenant shall not discriminate against any person on the basis of race, creed, color, national origin, sex, age, or disability.

14.2            Civil Rights. Tenant agrees to comply with pertinent statutes, Executive Orders and such rules as are promulgated to ensure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or disability, be excluded from participating in any activity conducted with or benefiting from Federal assistance. If Tenant transfers its obligation to another, the transferee is obligated in the same manner as Tenant. This provision obligates Tenant for the period during which the Premises is used or possessed by Tenant and the Airport remains obligated to the Federal Aviation Administration. This provision is in addition to that required by Title VI of the Civil Rights Act of 1964.

14.3            Federal Nondiscrimination Assurance. Tenant acknowledges that the Commission has given to the United States of America, acting by and through the FAA, certain assurances with respect to non-discrimination required by Title VI of the Civil Rights Act of 1964 (42 U.S.C. § 2000d et seq., 78 Stat. 252), 49 CFR Part 21, 49 CFR § 47123, 28 CFR § 50.3, and other acts and regulations relative to non-discrimination in Federally-assisted programs of the Department of Transportation (collectively, and including all amendments thereto, the “Acts and Regulations”) as a condition precedent to receiving Federal financial assistance from FAA for certain Airport programs and activities. The Commission is required under the Acts and Regulations to include in this Agreement, and Tenant agrees to be bound by, the following covenants and requirements:

(a)            Tenant, for itself, its assignees and successors in interest, covenants and agrees that it shall assure that no person shall, on the grounds of race, creed, color, national origin, sex, age, or disability, be excluded from participating in any program or activity conducted with or benefitting from Federal financial assistance received by the Commission from the FAA. In the event of Tenant’s breach of any of the above Non-Discrimination covenants, the Commission shall have the right to terminate this Agreement.

(b)            Tenant, for itself, its personal representatives, successors in interest and assigns, as part of the consideration hereof, hereby covenants and agrees, as a covenant running with the land, that in the event facilities are constructed, maintained, or otherwise operated on the Premises for a purpose for which a DOT activity, facility, or program is extended or for another purpose involving the provision of similar services or benefits, Tenant shall maintain and operate such facilities and services in compliance with all requirements imposed by the Acts and Regulations such that no person on the ground of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of said facilities.

(c)            In the event of Tenant’s breach of any of the Non-Discrimination covenants described in subsection (b), above, the Commission shall have the right to terminate this Agreement, and to enter, re-enter and repossess the Premises and the facilities thereon, and hold the same as if this Agreement had never been made or issued. This subsection (c) shall not become effective until the procedures of 49 CFR Part 21 are followed and completed, including the expiration of appeal rights.

(d)            Tenant, for itself, its personal representatives, successors in interest and assigns, as part of the consideration hereof, hereby covenants and agrees, as a covenant running with the land, that (i) no person on the ground of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination in the use of said facilities, (ii) in the construction of any improvements on, over, or under such land, and the furnishing of services thereon, no person on the ground of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, and (iii) Tenant shall use the Premises in compliance with all other requirements imposed by or pursuant to the Acts and Regulations.

(e)            In the event of Tenant’s breach of any of the Non-Discrimination covenants described in subsection (d), above, the Commission shall have the right to terminate this Agreement, and to enter or re-enter and repossess the Premises and the facilities thereon, and hold the same as if this Agreement had never been made or issued. This subparagraph (e) shall not become effective until the applicable procedures of 49 CFR Part 21 are followed and completed, including the expiration of appeal rights.

(f)            Tenant shall include these subsections (a) through (f), inclusive, in Tenant’s licenses, permits and other instruments relating to the Premises, and shall require that its licensees, permittees and others similarly situated include these statements in their licenses, permits and other instruments relating to the Premises.

14.4            Affirmative Action. Tenant assures that: (a) it shall undertake an affirmative action program as required by the Commission, and by all federal and state Laws pertaining to Civil Rights (and any and all amendments thereto), including, without limitation, 49 CFR Part 21 and 49 U.S.C. § 47123, to assure that no person shall, on the grounds of race, creed, color, national origin, sex, or age be excluded from participation in or denied the benefits of the program or activity conducted with or benefitting from Federal financial assistance received by the Commission from the FAA; (b) it shall not engage in employment practices that result in excluding persons on the grounds of race, creed, color, national origin, sex, or age, from participating in or receiving the benefits of any program or activity conducted with or benefitting from Federal financial assistance received by the Commission from the FAA, or in subjecting them to discrimination or another violation of the regulations under any program covered by 49 CFR Part 21 and 49 U.S.C. § 47123; and (c) it shall include the preceding statements of this Section 14.4 in Tenant’s contracts and other applicable documents under this Agreement, and shall require that its contractors and others similarly include these statements in their subcontracts and applicable documents.

Article 15. DEFAULT AND TERMINATION

15.1            Event of Default. The following shall be considered an Event of Default under this Agreement:

(a)            Tenant fails to pay Rent or any other fees, rates charges, or other amounts due under this Agreement within ten (10) days after notice of delinquency; or

(b)            Tenant fails to keep and perform any of the covenants, conditions and provisions set forth in this Agreement within thirty (30) days of Tenant’s receipt of written notice of such failure, and such default in either event is not cured within the applicable cure period; or

(c)            Tenant fails to carry insurance as required under this Agreement; or

(d)            Tenant fails to comply with any applicable Law concerning security, and such failure continues for 48 hours after notice from the Commission thereof; or

(e)            Tenant abandons for a period of thirty (30) successive days the conduct of its operations at the Premises; or

(f)            Tenant fails to cooperate with the Commission’s inspection or audit rights or to provide any documentation requested under Section 12.4; or

(g)            Termination or suspension for thirty (30) days or longer by any governmental authority, board, agency or officer of the United States of any certificate, license, permit, or authority held by Tenant without which Tenant shall not be lawfully empowered to provide Aeronautical Activities; or

(h)            A court of competent jurisdiction enters a judgment or an injunction which remains in force for a period of at least sixty (60) days, the effect of which is to prevent or prohibit Tenant from operating its operations at the Airport; or

(i)            The assignment, assumption, or sublease of this Agreement by or through Tenant without the Commission’s prior written consent; or

(j)            Tenant’s admission, in writing, of its inability to pay its debts generally as they mature; or

(k)            Tenant’s delivery to the Commission of any material misrepresentation (including by omission) made by Tenant in this Agreement or by Tenant or any party acting on its behalf in any affidavit, certification, disclosure or representation made by Tenant or any such person relied upon by the Commission in execution of this Agreement or in approving any request submitted by Tenant to the Commission in accordance with this Agreement, including, without limitation, any material representation in a financial statement or environmental report; or

(l)            Except as otherwise provided by applicable Laws, if the estate hereby created shall be taken on execution or by other process of law, or if Tenant shall be judicially declared bankrupt or insolvent according to law, or if any assignment shall be made of the property of Tenant for the benefit of creditors, or if a receiver, guardian, conservator, trustee in involuntary bankruptcy or other similar officer shall be appointed to take charge of all or any substantial part of Tenant’s property by a court of competent jurisdiction, or if a petition shall be filed for the reorganization of Tenant under any provisions of Laws now or hereafter enacted, and such proceeding is not dismissed within sixty (60) days after it is begun, or if Tenant shall file or consent to a petition for such organization, or for arrangements under any provisions of such Laws providing a plan for a debtor to settle, satisfy or extend the time for the payment of substantially all or general payment of debts.

15.2          Damages. In the event of any termination as provided in this Article 15, Tenant shall pay the Base Rent and other sums payable hereunder up to the time of such termination, and thereafter Tenant, until the end of what would have been the Term of this Lease in the absence of such termination, and whether or not the Premises shall have been relet, shall be liable to the Commission for, and shall pay to the Commission, as liquidated current damages, the Base Rent and other sums which would be payable hereunder if such termination had not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all reasonable expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorneys' fees, costs to restore the Premises to its original condition including Tenant’s Work (reasonable wear and tear excepted), advertising, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to the Commission monthly on the dates which the Base Rent would have been payable hereunder if this Lease had not been terminated.

(i)             At any time after such termination, whether or not the Commission shall have collected any current damages as set forth in Section 15.2, as liquidated final damages and in lieu of all such current damages beyond the date of such demand, at the Commission's election Tenant shall pay to the Commission an amount equal to the excess, if any, of the Base Rent and other sums as hereinbefore provided which would be payable hereunder from the date of such for what would be the then unexpired Term of this Lease if the same remained in effect, discounted to present value at a rate of 8% per year, over the then fair net rental value of the Premises for the same period, also discounted to present value at a rate of 8% per year.

15.3        Re-letting of Premises.      In case of any Default by Tenant, re-entry, expiration and dispossession by summary proceedings or otherwise, the Commission may (i) re-let the Premises or any part or parts thereof, either in the name of the Commission or otherwise, for a term or terms which may at the Commission's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that the Commission considers reasonably advisable and necessary for the purpose of re-letting the Premises; and such actions and the making of any alterations, repairs and decorations to the Premises in connection therewith shall not operate or be construed to release Tenant from liability hereunder as aforesaid. the Commission shall in no event be liable in any way whatsoever for failure to re-let the Premises, or, in the event that the Premises are re-let, for failure to collect the rent under such re-letting. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of the Commission obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

15.4            No Limitation of Remedies. The specified remedies to which the Commission may resort under this Lease are not intended to be exclusive of any remedies or means of redress to which the Commission may at any time be entitled lawfully, and the Commission may invoke any remedy (including the remedy of specific performance) allowed at law or in equity as if specific remedies were not herein provided for.

15.5      Costs. All reasonable costs and expenses incurred by or on behalf of the Commission (including, without limitation, reasonable attorneys' fees and expenses at both the trial and appellate levels) in enforcing its rights under this Lease in connection with any Default of Tenant shall be paid by Tenant.

15.6            Personal Property. If upon re-entry upon the Premises pursuant to the provisions of this Agreement or for any other lawful reason, there remains property of Tenant or any other person upon the Premises, the Commission may, but without the obligation to do so, remove said personal property and hold it for the owners thereof, or may place the same in a public warehouse, all at the expense and risk of the owners thereof, and Tenant shall reimburse the Commission for any expense incurred by the Commission in connection with such removal and storage. The Commission shall have the right to sell such stored property, provided that is shall give Tenant not less than thirty (30) days’ advance written notice that it intends to conduct such a sale. The proceeds of such sale shall be applied, first, to the cost of the sale, second, to the payment of charges for storage and removal, third, to the payment of Rent or any other amounts which may then be due from Tenant to the Commission, and the balance, if any, shall be paid to Tenant.

Article 16. GENERAL PROVISIONS

16.1            Quiet Enjoyment. Subject to the terms and conditions of this Agreement, and upon payment of the Rent and other amounts required under this Agreement and upon the performance of the covenants and agreements on the part of Tenant to be performed hereunder, Tenant shall peacefully have and enjoy the Premises and the rights and privileges granted by this Agreement.

16.2            Agreements with the United States. This Agreement is subject and subordinate to the provisions of any agreements heretofore or hereafter made between the Commission and the United States, the execution of which is required to enable or permit transfer of rights or property to the Commission for airport purposes or expenditure of federal grant funds for Airport improvement, maintenance or development, including without limitation all “Sponsor’s Grant Assurances” or like agreement that has been or may be furnished by the Commission to the United States. Tenant shall reasonably abide by requirements of agreements entered into between the Commission and the United States, and shall consent to amendments and modifications of this Agreement if required by such agreement or if required as a condition of the Commission’s entry into such agreements.

16.3            Agreements with the Commonwealth of Massachusetts. This Agreement is subject and subordinate to the provisions of any agreements heretofore or hereafter made between the Commission and the Commonwealth of Massachusetts, the execution of which is required to enable or permit transfer of rights or property to the Commission for airport purposes or expenditure of state grant funds for Airport improvement, maintenance or development. Tenant shall reasonably abide by requirements of agreements entered into between the Commission and the Commonwealth of Massachusetts, and shall consent to amendments and modifications of this Agreement if required by such agreement or if required as a condition of the Commission’s entry into such agreements.

16.4            Aeronautical Operations of the Sponsor. Nothing contained in this Agreement shall be deemed to grant to Tenant any exclusive right or privilege within the meaning of 49 U.S.C. § 40103(e) with respect to activity on the Airport, except that, subject to the terms and provisions of this Agreement, Tenant shall have the right to exclusive possession of the Premises made available to Tenant under this Agreement.

16.5            Reserved.

16.6            Reserved.

16.7            Signs. All signage is subject to prior written approval of the Commission and the Historic District Commission. Tenant shall submit a Construction Alteration Application to the Commission for review, and if approved, Tenant shall obtain all applicable Town permits and approvals before erecting or placing any sign on the Premises. The Commission’s approval of such application shall not be unreasonably withheld or delayed. In no event shall Tenant erect or install signs that penetrate airspace protected by Laws or that otherwise pose a threat to air safety.

16.8            No Advertisement. Tenant shall not, without the Commission’s prior written approval, refer to the Commission in any advertising, letterheads, bills, invoices, or in other printed matter. The Commission shall not unreasonably withhold or delay such approval.

16.9            Easement. There is reserved unto the Commission, for the use and benefit of the public, a right of flight for the passage of aircraft in the airspace above the surface of the Premises, which shall include the right to cause in the airspace any noise inherent in the operation of aircraft, now known or hereafter used for navigation of or flight in or through the airspace, and for the use of the airspace for landing on, taking off from, or operation on the Airport.

16.10            Personal Property Taxes. Tenant shall pay to the appropriate taxing authority in the manner provided by Law any personal property taxes or excise taxes, assessed to and levied on the personal property of Tenant or its operations without right of reimbursement in whole or in part from the Commission. Any such tax or charge assessed against Tenant shall give rise to a right in the Commission to require Tenant to pay such tax or charge to the taxing authority or, in the event of Tenant’s failure to make such payment, to require Tenant to reimburse the Commission for the payment thereof by the Commission as Additional Rent. Tenant may contest, in its own name or the name of the Commission, the validity or amount of any tax it shall hereunder be required to pay to a taxing entity; provided, however, that Tenant shall indemnify and hold the Commission harmless from all liability and expense arising from such contest and shall provide security satisfactory to the Commission with respect to its performance of such indemnification obligation. Tenant shall not permit a lien or encumbrance to attach to the Premises or the Airport by reason of any failure of tax payment; and any such lien or encumbrance that may so attach shall be subject to Tenant’s obligations under Section 7.10.

16.11            Security. During the Term, Tenant shall, at its sole cost and expense, cause itself and its officers, employees, agents, contractors, licensees, suppliers, service providers and invitees to take security precautions and follow security requirements of the Commission and federal, state and local entities of competent jurisdiction that are now or hereafter applicable to Tenant, its conduct of its business at the Airport, or its use of the Premises or other Airport property, including without limitation all background screening, badging and security procedures required by the Commission, the Federal Aviation Administration, the Federal Bureau of Investigation and the Transportation Security Administration (“TSA”). Tenant shall be responsible for ensuring that no unauthorized access to the Aircraft Operations Area (“AOA”) occurs during the Term in connection with its use of the Premises or other Airport property or its conduct of its business. Tenant shall install necessary equipment, controls and procedures to ensure controlled access to the AOA. Tenant will be required to obtain an Exclusive Area Security Agreement with the TSA. In the event the Commission is fined by TSA for violations attributable to Tenant in the failure of Tenant or its officers, employees, agents, contractors, licensees, suppliers, service providers, or invitees to comply with the security requirements of the Airport or TSA, Tenant shall pay all fines, costs, fees and penalties associated with such violations, and shall release, defend, indemnify and hold the Commission, the Town, and their respective members, directors, officers, agents and employees harmless from any and all such fines, costs, fees and penalties, including the Commission’s reasonable attorneys’ fees incurred in connection therewith. The indemnification obligations under this Section 16.11 shall survive expiration or earlier termination of this Agreement.

16.12            Headings. The captions and headings throughout this Agreement are for convenience and reference only, and the words contained herein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any of the provisions or the scope of intent of this Agreement.

16.13            Severability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, the remainder of this Agreement shall not be deemed affected thereby, unless one or both parties would be substantially and materially prejudiced.

16.14            Disclosure of Beneficial Interest in Real Property Transaction. Upon execution of this Agreement, Tenant shall furnish to the Commission a statement in the form specified in Exhibit D signed under the pains and penalties of perjury by persons who have or will have a direct or beneficial interest in the real property described herein.

16.15            Estoppel Certificate. Tenant agrees, at any time and from time to time, upon not less than ten (10) days’ prior written request by the Commission, (1) to execute and deliver to the Commission a statement in writing in such form as the Commission shall approve certifying that (except as may be otherwise specified by Tenant): (a) this Agreement is presently in full force and effect and unmodified; (b) Tenant has accepted possession of the Premises; (c) any improvements required by the terms of this Agreement to be made by the Commission have been completed to the satisfaction of Tenant; (d) no rent under this Agreement has been paid more than 30 days in advance of its due date; (e) Tenant as of the date of executing the certificate has no charge, lien or claim of offset under this Agreement, or otherwise, against rents or other charges due or to become due thereunder; and (f) such other information as the Commission may reasonably request. The Commission shall not subordinate its obligations to FAA and MassDOT to any financing secured by Tenant.

16.16            Rules and Regulations.

A.            The Commission reserves for itself the right to adopt and amend from time to time Minimum Standards and Rules and Regulations governing the use, protection and welfare of the Airport including both aeronautical and non-aeronautical facilities. Adoption of Rules and Regulations shall be subject to public hearing. Tenant agrees to comply with said rules, regulations and standards of operation, including any amendments thereto.

B.            Without limiting the generality of the foregoing, Tenant shall not use or occupy the Premises in any manner contrary to or inconsistent with the Laws, standards of operation, advisories or orders of FAA or MassDOT pertaining to uses or activities at airports.

16.17            Reserved.

16.18            Reserved.

16.19            No Personal Liability. Tenant may not seek to hold any individual member, director, officer, or employee of the Commission or the Town liable under any term or provision of this Agreement, or because or any breach thereof, or because of its execution or attempted execution, nor may Tenant seek to hold any individual member, director, officer, or employee of the Commission liable for any acts or conduct undertaken pursuant to this Agreement, whether such asserted liability is based in tort or any other statute or common law.

16.20            Non-Waiver. No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other, whether expressed or implied, shall not constitute consent to, waiver of, or excuse for any different or subsequent breach.

16.21            Entire Agreement. This Agreement, including Exhibits attached hereto and the other documents referred to herein, constitutes the entire agreement between the parties hereto, and all prior agreements covering the rights and privileges set out herein are superseded by and merged into this Agreement.

16.22            Amendment. This Agreement may not be amended or modified except by a written instrument executed by both the Commission and Tenant.

16.23            Governing Law. This Agreement shall be deemed to be made and construed in accordance with the Laws of the Commonwealth of Massachusetts. If either party institutes legal suit or action for enforcement of any obligation contained herein, it is agreed that the venue of such suit or action shall be the county in which the Airport is located, or the United States District Court having jurisdiction over such county, and the parties hereby waive any right to contest the appropriateness of any action brought in any such court base on lack of personal jurisdiction, improper venue or forum non conveniens.

16.24            Waiver of Jury Trial. Tenant and the Commission hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other or in any matter whatsoever arising out of or in any way connected with this Agreement, the relationship of the Commission and Tenant created thereby, Tenant’s use or occupancy of the Premises or the Airport, and/or any Claim for injury or damage.

16.25            Consequential Damages. The Commission, the Town, and their respective members, directors, officers, agents and employees shall not be liable to Tenant for any loss of business or any indirect, incidental, special or consequential damages or lost profits arising out of or relating to this Agreement or from whatever other cause.

16.26            Force Majeure. No default in the performance of the terms, covenants or conditions of this Agreement on the part of Tenant or the Commission (other than in payment of Rent, rates, fees, charges, Additional Rent or other amounts to the Commission) shall be deemed to continue if and so long as the Commission or Tenant, as the case may be, shall be delayed in or prevented from remedying the same by (i) strikes or other labor disputes, (ii) acts of God or the public enemy, (iii) any other cause reasonably beyond the control of the Commission or Tenant, as the case may be, but, if and when the occurrence or condition which delayed or prevented the remedying of such default shall cease or be removed, it shall be the obligation of the Commission or Tenant, as the case may be, without further delay, to commence the correction of such default or to continue the correction thereof. This Article shall not excuse Tenant from its payment to the Commission of all Rent, Additional Rent, rates, fees, charges and other amounts established in this Agreement.

16.27            Notices. All notices required to be given shall be in writing and shall be deemed duly given if mailed, certified mail, return receipt requested, or when received or refused, if hand delivered or sent by a nationally recognized overnight courier to the following addresses:

Commission:	Nantucket Memorial Airport Commission
14 Airport Road
Nantucket, MA 02554
Attn: Airport Manager

Tenant:	Fly Blade,Inc.
499 East 34th Street
New York, NY 10016
Attn: Melissa Tomkiel

or to such other addresses as may from time to time be specified in writing by any party hereto.

Tenant local site manager:	[***]
Cell:	[***]

16.28            Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and, when taken together, shall be deemed to be one and the same Agreement.

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IN WITNESS WHEREOF, the Commission and Tenant have duly executed this Agreement on the dates set forth below.

NANTUCKET MEMORIAL AIRPORT COMMISSION			TENANT:
FLY BLADE, INC.

By:	/s/ David W. Drake	By:	/s Melissa Tomkiel
Date:	6/29/18	Date:	6/28/2018

By:	/s/ Arthur Gasborro	Print Name:	Melissa Tomkiel
By:	/s/ Jeanette Topham	Title:	President – Fixed-Wing